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                                                                     EXHIBIT 5.1

                                April 18, 2000

Xircom, Inc.
2300 Corporate Center Drive
Thousand Oaks, California 91320

   RE:     REGISTRATION STATEMENT ON FORM S-8
           ----------------------------------

Ladies and Gentlemen:

   We have acted as counsel to Xircom, Inc., a California corporation (the "Company" or "you") and have examined the Company's registration statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about April 18, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 1,200,000 shares of common stock, $0.001 par value per share (the "Shares") reserved for issuance under the Xircom, Inc. 2000 Stock Plan (the "Plan").

   As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings to be taken in connection with the sale and issuance of the Shares under the plan. It is our opinion that the Shares, when sold and issued in the manner referred to under the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully-paid and non-assessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                   Sincerely,


                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ Wilson Sonsini Goodrich & Rosati